Exhibit 99.1

SELECTED FINANCIAL DATA

The following table sets forth certain selected financial data as of and for each of the five years in the period ended December 31, 2015.

Acquisitions from Phillips 66 are considered common control transactions. When businesses are acquired from Phillips 66 that will be consolidated by us, the financial information contained in the table below for periods prior to the acquisition date has been retrospectively adjusted to include the historical financial results of the businesses acquired (referred to as the results of our “Predecessors”).

Effective March 1, 2016, we acquired a 25 percent controlling interest in Phillips 66 Sweeny Frac LLC (Sweeny Frac LLC) for total consideration valued at $236 million (the Initial Fractionator Acquisition). Sweeny Frac LLC owns a natural gas liquids (NGL) fractionator and associated salt dome NGL storage facility. On May 10, 2016, we acquired the remaining 75 percent interest in Sweeny Frac LLC and 100 percent of Standish Pipeline for total consideration of $775 million (the Subsequent Fractionator Acquisition).

The Initial Fractionator Acquisition and Subsequent Fractionator Acquisition (collectively, the Acquisitions) were transfers of businesses between entities under common control, which requires them to be accounted for as if the transfers had occurred at the beginning of the period of transfer, with financial statements for prior periods retrospectively adjusted to furnish comparative information. Accordingly, the accompanying financial information has been retrospectively adjusted to include the historical results and financial position of the acquired assets prior to their acquisition.

When an asset or an investment accounted for by the equity method is acquired from Phillips 66, the financial information in the table below includes the results of those investments or assets prospectively from the date of acquisition. The most significant investment acquisition affecting the comparability of the periods in the table was the March 2, 2015, acquisition of one-third equity interests in DCP Sand Hills Pipeline, LLC and DCP Southern Hills Pipeline, LLC, and a 19.46 percent interest in Explorer Pipeline Company.

See Note 4—2016 Acquisitions, Note 5—Acquisitions and Note 6—Equity Investments, in the Notes to Consolidated Financial Statements, for additional information on our acquisitions that affect the comparability of the information below.

To ensure full understanding, you should read the selected financial data presented below in conjunction with Exhibit 99.2—Management's Discussion and Analysis of Financial Condition and Results of Operations and Exhibit 99.3—Audited Consolidated Financial Statements of Phillips 66 Partners LP included in this Current Report on Form 8-K.

Exhibit 99.1

	Millions of Dollars Except Per Unit Amounts
	2015*	2014*	2013*	2012*	2011*

Operating revenues—related parties	$290.5	238.6	190.7	153.5	139.0
Operating revenues—third parties	5.0	6.1	5.2	3.5	5.1
Equity in earnings of affiliates	77.1	—	—	—	—
Net income	189.2	134.7	95.3	67.8	63.4
Net income attributable to the Partnership	194.2	116.0	28.9	**	**
Limited partners’ interest in net income attributable to the Partnership	153.2	107.7	28.3	**	**
Net income attributable to the Partnership per limited partner unit (basic and diluted)
Common units	2.02	1.48	0.40	**	**
Subordinated units—Phillips 66	1.24	1.45	0.40	**	**
Total assets	2,681.6	1,093.9	823.9	283.2	262.1
Long-term debt	1,090.7	18.0	—	—	—
Notes payable—related parties	964.0	763.6	—	—	—
Cash distributions declared per limited partner unit	1.5380	1.1176	0.1548	**	**
* Financial information has been retrospectively adjusted for the Subsequent Fractionator Acquisition.
**Information is not applicable for the periods prior to our initial public offering on July 26, 2013.